                                                                 Exhibit (23)(a)


                               CONSENT OF KPMG LLP


Board of Directors
First Union Corporation

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Union Corporation of our report dated January 14, 2000, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the 1999 Annual Report to Stockholders which is incorporated by reference in First Union Corporation's 1999 Form 10-K which is incorporated by reference in this Registration Statement.



                                    KPMG LLP


Charlotte, North Carolina
August 17, 2000